Consent of Independent Registered Public Accounting Firm

We have issued our report dated April, 15, 2008 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Astea International, Inc. on Form 10-K for the year ended December 31, 2007.   We hereby consent to the incorporation by reference of said report in the Registration Statement of Astea International, Inc. and Subsidiaries on Forms S-8 (File No. 333-107757, effective August 8, 2003, File No. 333-61981, effective August 21, 1998, File No. 333-34865 effective September 3, 1997 and File No. 333-33825, effective August 18, 1997).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

April 15, 2008